UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

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Spectrum Group International, Inc.

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November 12, 2012
To Our Stockholders:

    You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Spectrum Group International, Inc., which will be held at our corporate headquarters, 1063 McGaw Avenue, Irvine, CA 92614, on December 13, 2012, starting at 10:00 a.m. PST.

    The notice of annual meeting and proxy statement covering the formal business to be conducted at the annual meeting follow this letter.

    We hope that you will attend the annual meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely,

/s/ Carol Meltzer
Carol Meltzer
Secretary

SPECTRUM GROUP INTERNATIONAL, INC.
1063 McGaw Avenue
Irvine, California 94816

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Spectrum Group International, Inc. (the “Company”) will be held at our corporate headquarters, 1063 McGaw Avenue, Irvine, CA 92614, on December 13, 2012, starting at 10:00 a.m. PST, for the following purposes:

•	to elect eight directors to serve for a term of one year (until the 2013 Annual Meeting of Stockholders) and until their respective successors have been duly elected and qualified;

•	to vote to approve the 2012 Stock Award and Incentive Plan;

•	to vote to ratify the appointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2013; and

•	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on November 6, 2012, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the reply envelope provided, which requires no postage if mailed in the United States. Stockholders attending the annual meeting may vote in person even if they have returned a proxy card. By promptly returning your proxy card, you will greatly assist us in preparing for the annual meeting.

By order of the Board of Directors

/s/ Carol Meltzer
CAROL MELTZER
Secretary

Irvine, California
November 12, 2012

IMPORTANT:
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to Be Held on December 13, 2012:
The Proxy Materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at http://www.spectrumgi.com
* * * * * *
Information on our website, other than this Proxy Statement, is not part of this Proxy Statement.

SPECTRUM GROUP INTERNATIONAL, INC.

PROXY STATEMENT FOR
2012 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 13, 2012

Commencing on or about November 12, 2012, this proxy statement and the enclosed form of proxy card are being mailed to stockholders of Spectrum Group International, Inc., a Delaware corporation (“SGI” or the “Company” or “we” or “us”), in connection with the Company’s Board of Directors’ solicitation of proxies for use at the annual meeting of SGI stockholders and at any adjournment or postponement. The annual meeting is being held at our corporate headquarters, 1063 McGaw Avenue, Irvine, CA 92614, on December 13, 2012, starting at 10:00 a.m. PST, for the purposes described in this proxy statement.
SGI’s annual report is included with this proxy statement. It contains SGI’s financial statements for fiscal year 2012 and other information concerning the Company.
If you are unable to attend the annual meeting, you may vote by proxy on any matter to come before the meeting. The Board of Directors is, by means of this proxy statement, soliciting your proxy. Any proxy given pursuant to this solicitation and received in time for the annual meeting will be voted as specified on the proxy card. If no instructions are given, proxies will be voted (1) FOR election of the eight nominees named below under the caption “Election of Directors,” and (2) FOR approval of the 2012 Stock Award and Incentive Plan, (3) FOR ratification of the appointment of KPMG LLP as SGI’s independent registered public accountants for the fiscal year ending June 30, 2013, and (4) in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the annual meeting.
As a registered holder of SGI common stock, you may vote over the internet, by mail and in person, as described in these proxy materials, including the proxy card. Attendance in person at the annual meeting will not of itself revoke a proxy, but any stockholder who does attend the annual meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by submitting a properly executed proxy with a later date or by sending a written notice of revocation to SGI’s corporate secretary at SGI’s principal executive offices.
Instructions for INTERNET VOTING: Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. Enter your control number as directed. (The control number is the eleven digit number located beneath the company name and account number on the upper-right side of the proxy material sent to you. If you received an email notification, the control number can be found in the body of the email.) Once you have entered the control number, you may proceed to make your selections on the online ballot. Once completed, you should then click “Submit” to receive a confirmation page as acknowledgement of the successful completion of the voting process. You may vote online until 11:59 PM EST the day before the meeting.
Holders in street name will receive a voting instruction form directly from your bank, broker or other intermediary containing instructions on how you can direct your record holder to vote your shares.

The holders of a majority of the outstanding shares of the Company’s common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted in any manner are included in determining the number of votes present and for purposes of determining whether a quorum is present.

In order to be elected, a nominee for director must receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote on the matter is required to approve the 2012 Stock Award and Incentive Plan and to ratify the appointment of the independent registered public accountants. A “withheld” vote on a director nominee will have no direct effect on the election. An abstention on one of the other items will have the effect of a vote against approval of that item. Broker shares that are not voted on a given matter will not be included in determining the number of votes entitled to vote on the matter, and therefore will have no effect on the outcome of the vote on that matter.

Each person we list in this Proxy Statement as a nominee for election as a director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.
The Company has appointed an inspector who will determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and will receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting or any stockholder entitled to vote at the meeting, the inspector will make a report in writing of any challenge, question or matter determined by the inspector and execute a certificate of any fact found by the inspector. Any report or certificate made by the inspector will be prima facie evidence of the facts stated and of the vote as certified by them.
Only stockholders of record at the close of business on November 6, 2012 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement. As of the close of business on November 6, 2012, there were 30,899,670 shares of SGI common stock outstanding. Each share of common stock entitles the record holder to one vote on all matters properly brought before the annual meeting and any adjournment or postponement, with no cumulative voting.
If your SGI shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to attend the annual meeting and vote your shares at the annual meeting.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters
Beneficial Ownership of Principal Stockholders of the Company

The following table shows certain information for any person who reported being a “beneficial owner” of more than 5% of SGI’s common stock. Persons and groups that beneficially own in excess of 5% of the Company’s common stock are required to file certain reports with the Company and with the Securities and Exchange Commission (the “SEC”) regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Stock Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after November 6, 2012. Beneficial ownership information is presented as of November 6, 2012, except that where beneficial ownership information is as of earlier dates derived from SEC filings, that fact is indicated in the footnotes to the table. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Persons and groups identified in the table have sole voting power and sole investment power over the shares, except as otherwise stated in footnotes to the table. We obtained the information provided in the following table from filings with the SEC and from representations made by the persons listed below.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Common Stock (1)
Afinsa Bienes Tangibles, S.A.(2)	3,032,270	9.9%
Lagasca 88, 28001 Madrid, Spain
Joel R. Anderson (3) Charles C. Anderson Harold Anderson	2,891,966	9.4%
Jeffrey D. Benjamin (4)	2,965,556	9.6%
William Richardson (5)	4,855,035	15.9%
Gregory N. Roberts (6)	3,725,580	12.1%

(1)All percentages have been calculated based upon 30,899,670 shares of the Company’s common stock outstanding as of November 6, 2012.

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(2)Afinsa Bienes Tangibles, S.A. (“Afinsa”) reported beneficial ownership of 3,032,270 shares of SGI’s common stock at September 25, 2012, including 44,164 shares held directly and 2,988,106 shares (9.8% of the outstanding class) held through its wholly-owned subsidiary, Auctentia, S.L. (“Auctentia”). Auctentia’s address is Lagasca 88, 28001 Madrid, Spain.  Afinsa and Auctentia’s Schedule 13D filed with the SEC reported that Afinsa had sole voting power and sole dispositive power over 44,164 shares and shared voting power and that Afinsa and Auctentia had shared voting power and shared dispositive power over 2,988,106 shares.

(3)Joel R. Anderson, Charles C. Anderson and Harold Anderson filed a Schedule 13D with the SEC on October 5, 2012 reporting that, as a group, at September 25, 2012 they beneficially owned 2,891,966 shares of SGI common stock. Of these shares, Joel R. Anderson reported beneficial ownership of 1,202,112 shares, Charles C. Anderson reported beneficial ownership of 1,465,354 shares, and Harold Anderson reported beneficial ownership of 224,500 shares. The address of Joel R. and Charles C. Anderson is 202 North Court Street, Florence, Alabama 35630, and the address of Harold Anderson is 3101 Clairmont Road, Suite C, Atlanta, GA 30329.

(4)    Jeffrey D. Benjamin filed a Schedule 13D with the SEC on October 5, 2012 reporting beneficial ownership of shares of SGI common stock at September 25, 2012. Includes 19,792 shares issuable upon settlement of restricted stock units which vest and become settleable June 30, 2013. Excludes 500,000 shares underlying options that are not exercisable currently or within 60 days after November 6, 2012. The address of Mr. Benjamin is 1063 McGaw Avenue, Irvine, CA 92614.

(5)    William Richardson filed a Schedule 13D with the SEC on October 5, 2012 reporting beneficial ownership of 4,855,035 shares of SGI common stock at September 25, 2012, including .3,115,755 shares owned directly by Silver Bow Ventures LLC (10.2% of the outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts. The address of Mr. Richardson and Silver Bow Ventures LLC is 1063 McGaw Avenue, Irvine, CA 92614.

(6)    Gregory N. Roberts filed a Schedule 13D with the SEC on October 5, 2012 reporting beneficial ownership of 3,725,580 shares of SGI common stock at September 25, 2012, including 439,825 shares as to which Mr. Roberts shares voting and dispositive power with his wife; 3,115,755 shares owned directly by Silver Bow Ventures LLC (10.2% of the outstanding class) as to which Mr. Roberts shares voting and dispositive power with William Richardson; and 170,000 shares issuable to Mr. Roberts upon exercise of currently exercisable options, as to which Mr. Roberts has sole voting and sole dispositive power.  Excludes 60,000 shares issuable upon vesting of restricted stock units which are not currently vested and do not vest within 60 days after November 6, 2012. The address of Mr. Roberts is 1063 McGaw Avenue, Irvine, CA 92614.

Beneficial Stock Ownership of Management
The following table shows the number of shares of common stock beneficially owned as of November 6, 2012, by each director then serving in office, nominee for director, and executive officer named in the Summary Compensation Table, and by our current directors and executive officers as a group. Except as otherwise indicated in the footnotes below, each named person had sole voting and sole investment power with respect to the shares shown as beneficially owned by that person.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Common Stock (1)
Joel R. Anderson (2)	2,891,966	9.4%
Antonio Arenas	47,603	*
Jeffrey D. Benjamin (3)	2,965,556	9.6%
Arthur Hamilton	--	*
Ellis Landau	700,000	2.3%
William Montgomery	994,650 (4)	3.2%
John U. Moorhead	73,119 (5)	*
Christopher W. Nolan, Sr.	73,119 (5)	*
Jess M. Ravich	1,028,906 (5)	3.3%
Gregory N. Roberts (6)	3,725,580	12.1%
Paul Soth	23,564	*
All directors and executive officers as a group (11 persons)	12,790,170 (7)	41.0%

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* Less than 1%.

(1)All percentages have been calculated based upon 30,899,670 shares of the Company’s common stock outstanding as of November 6, 2012.
(2)See footnote (3) to the table under the caption “Beneficial Ownership of Principal Stockholders of the Company” above.
(3)See footnote (4) to the table under the caption “Beneficial Ownership of Principal Stockholders of the Company” above.
(4)Includes 710,980 shares held in a trust as to which Mr. Montgomery has no voting power and limited dispositive power, and as to which shares Mr. Montgomery disclaims beneficial ownership.
(5)Includes 19,792 shares issuable upon settlement of restricted stock units which vest and become settleable June 30, 2013.
(6)See footnote (6) to the table under the caption “Beneficial Ownership of Principal Stockholders of the Company” above.
(7)Includes 232,500 shares underlying options that are currently exercisable and 79,168 shares issuable upon settlement of restricted stock units which vest and become settleable June 30, 2013.

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PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors of the Company has fixed the number of directors at nine. The Company's directors are elected at the annual meeting of stockholders.

The Board of Directors recently amended our Bylaws to declassify the Board of Directors, so that all directors are elected at each annual meeting of stockholders. This amendment was effective as of the date of the mailing of this proxy statement. In order to effectuate the declassification as of the 2012 annual meeting of stockholders and permit stockholders to elect the entire Board in 2012, Jess Ravich and Ellis Landau, whose terms would otherwise extend until the 2013 annual meeting, agreed to resign from their Board seats effective at the 2012 Annual Meeting of Stockholders. Mr. Ravich and Mr. Landau also agreed to be nominated for election as a Director of the Company at the 2012 Annual Meeting of Stockholders. If reelected, they will be deemed to have continuously served as directors. The term of all other incumbent directors expires at the 2012 Annual Meeting of Stockholders.

The Nominating Committee nominated and the Board ratified the nomination of the eight nominees set forth below. Seven of the nominees are currently serving on the Company’s Board of Directors, and all have consented to being named in this proxy statement and to serve if elected.

Unless authority to vote for the election of directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below.

Joel R. Anderson
Antonio Arenas
Jeffrey D. Benjamin
Ellis Landau
William Montgomery
John U. Moorhead
Jess M. Ravich
Gregory N. Roberts

SGI’s restated certificate of incorporation provides that directors may be removed only for cause and that any such removal must be approved by the affirmative vote of at least a majority of the outstanding shares of SGI capital stock entitled to vote generally in the election of directors at a meeting of stockholders called for that purpose.

Information Concerning Directors

You will find below background information with respect to the nominees for election, each of whom has been nominated by the Board of Directors to serve until the next annual meeting of stockholders, in 2013, and until their respective successors are duly elected and qualified. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding their holdings of SGI’s common stock. No other nominations were submitted.

Joel R. Anderson, aged 68, is the Chairman and Director of Anderson Media Corporation, the country’s largest distributor and merchandiser of pre-recorded music and a major distributor of books, and is also the Chairman and Director of various affiliated companies, including TNT Fireworks, the country’s largest importer and distributor of consumer fireworks; Anderson Press, a major publisher of children’s books and associated children’s product; and Whitman Publishing Company, the leading publisher of books and related products for coin collections. Mr. Anderson has served as Chairman and in other positions with Anderson Media Corporation for more than five years. Mr. Anderson has been a member of the Board of Trustees of the American Numismatic Society since 2006 and serves on its Nominating and Governance Committee. He is also a lifetime member of the American Numismatic Association. He is a principal of Stack’s LLC, the Company’s joint venture partner in Stack’s Bowers Galleries, its rare coin and currency coin auction house. Mr. Anderson was appointed to the Board on October 1, 2012.

Antonio Arenas, aged 57, a director since 2006, has served as our Executive Chairman since October 2007. Mr. Arenas has been a Managing Director and the Chief Executive Officer of COALCA, S.A., a company involved in the sale and distribution of consumer and pharmaceutical products, and land development in the Canary Islands and Spain, since 1994.

Jeffrey D. Benjamin, aged 51, was appointed as non-Executive Chairman of the Board on September 27, 2012 and has been director since May 2009. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists

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with distressed investments. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008, Mr. Benjamin served as a senior advisor to Apollo Management, where he was responsible for a variety of investments in private equity, high yield and distressed securities. Mr. Benjamin is also a member of the Boards of Directors of Caesars Entertainment Corporation, Exco Resources, Inc. and Chemtura Corporation, and is a trustee of the American Numismatic Society.

Ellis Landau, aged 68, is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Station Casino + Hotel in Las Vegas, Nevada. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company. He served as Chairman of the Audit Committee and as a member of its Nominating and Governance Committee and its Compliance Committee. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau received his Bachelor of Arts in economics from Brandeis University in 1965 and his M.B.A. in finance from Columbia University Business School in 1967. Mr. Landau was appointed to the Board on October 1, 2012.

William Montgomery, aged 52, is a private investor with a focus on equities and real estate. Previously, he was Executive Vice President in charge of principal investments for Libra Securities from 1999-2000. Prior thereto, he was a Managing Director at Salomon Brothers Inc. At Salomon, he was a member of the fixed income arbitrage group from 1993 to 1998 and was responsible for proprietary investments in high yield securities. He was previously a member of the Investment Banking department (1986 – 1991) and a distressed debt trader (1991 -1992). He is a graduate of the University of Virginia (1982) and the Columbia University School of Law (1986). Mr. Montgomery has been nominated to the Board, and is not an incumbent director.
John (“Jay”) U. Moorhead, aged 60, a director since June 2007, has been Managing Director of Ewing Bemiss & Co., an investment banking firm, since 2009. Prior to joining Ewing Bemiss, Mr. Moorhead was a managing director at Westwood Capital from 2005 until 2009 and MillRock Partners from 2003 until 2005, boutique investment banking firms serving private middle market and public growth companies. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin.

Jess M. Ravich, aged 55, is a managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as Chief Executive Officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr. Ravich was an Executive Vice President of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm. Prior to Jefferies, Mr. Ravich was a Senior Vice President at Drexel Burnham Lambert, where he was also a member of the executive committee of the high yield group. Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania, summa cum laude, and Harvard Law School, magna cum laude, and an editor of the Harvard Law Review. Mr. Ravich serves on the Board of Directors of The Cherokee Group, Inc. (NASDAQ: CHKE). Mr. Ravich joined the Board of Directors in 2009.

Gregory N. Roberts, aged 50, a director since February 2000, has served as our President and Chief Executive Officer since March 2008. Mr. Roberts previously served as the President of the Company’s North American coin division, which includes Spectrum Numismatics and A-Mark Precious Metals; Mr. Roberts had been President of Spectrum Numismatics since the early 1990s. He is also a lifetime member of the American Numismatic Association.

The specific credentials, experience and other qualifications of each of our directors to serve on our Board are as follows:

Mr. Benjamin’s extensive financial background, demonstrated business acumen, service as a director for several well-known public companies, long-standing personal interest in coin collecting and role as trustee of the American Numismatic Society have greatly benefitted the Board as it addresses various corporate finance matters, governance concerns, business development and other policy-making issues. Mr. Benjamin, who holds an M.B.A, serves as non-Executive Chairman of the Board and as Chairman of our Nominating and Corporate Governance Committee.
Mr. Anderson’s extensive business experience with a family-owned national media conglomerate, coupled with his long-standing interest and expertise in numismatics, make him uniquely qualified to serve on our Board. Mr. Anderson will provide critical insight and perspective as we develop strategies for growth, both internally and through acquisitions.

Mr. Arenas has a strong business leadership, financial management and strategic planning background, which has been a valuable asset to the Company as we have developed and implemented new global corporate and business strategies following the events of May 9, 2006. Mr. Arenas, who is also a lawyer, was recommended for nomination to the Board by Afinsa Bienes Tangibles, S.A. en Liquidacion, which currently owns 9.9% of our outstanding common stock.

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Mr. Landau, who holds an M.B.A., has substantial finance and accounting experience, including serving as the Chief Financial Officer and as Chairman of the Audit Committee of two NYSE-listed companies. It is expected that Mr. Landau will serve as the Chairman of the Audit Committee, and will qualify as a “financial expert” for purposes of his service on that Committee. Mr. Landau's experience in the area corporate governance will also be of value to the Board.

As a sophisticated private investor with an extensive background in investment banking, Mr. Montgomery, who holds a law degree, will help guide the Company as it looks to re-position itself in the financial markets and to become re-listed on an exchange.

As an investment banker, Mr. Moorhead brings valuable skills to bear on a variety of issues facing the Board, including corporate finance matters, competition in a global economy and other issues confronting public growth companies. Mr. Moorhead also has specialized knowledge and experience in the area of executive compensation, and serves as Chairman of our Compensation Committee.

With his extensive background in investment banking and his degrees in business and law, Mr. Ravich frequently takes a central role in the Board's consideration of various strategic and business initiatives, including potential business combinations, as part of the planned growth and development of the Company. Mr. Ravich's contributions to the Board are both direct, through his knowledge, skills and policy-making abilities, and indirect, through his reputation in the industry.

Mr. Roberts is the Company's President and Chief Executive Officer and, through his day-to-day involvement in all aspects of the Company's operations, provides a vital link between junior and senior management personnel and the general oversight and policy-setting responsibilities of the Board. Mr. Roberts has substantial management and business experience in the area of collectibles and trading, having served as an officer of Spectrum Numismatics since the early 1990s and as President of A-Mark Precious Metals since 2005. Mr. Roberts has been a collector since the age of 12, and his expertise and knowledge of the industry is invaluable to the Board.

During the fiscal year ended June 30, 2012, George Lumby and Christopher W. Nolan, Sr. served on our Board of Directors. Mr. Lumby resigned from our Board of Directors in September 2012; Mr. Nolan declined to stand for re-election to the Board at the 2012 annual meeting of stockholders.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT
The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company’s executive officers and management oversee the day-to-day operations of SGI. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board. Our directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board considers and establishes the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination based on the circumstances at the time of the determination, recognizing that no single leadership structure will best serve the Company in all cases. This allows the Board to use its broad experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining its ability to separate the roles of Chairman and Chief Executive Officer. In making this determination, the Board will consider the advantages that come from having leadership of the Board by a person other than the Chief Executive Officer. Even if a single person were to fill both roles, the Board anticipates that it would appoint a director to serve separately as the presiding or lead non-management director in order to preserve those advantages.

During fiscal 2012 and through September 27, 2012, Antonio Arenas served as Chairman of the Board, and Gregory N. Roberts served as Chief Executive Officer and President. This separate leadership structure had been in place since 2007. On September 27, 2012, Mr. Arenas stepped down as Chairman and the Board appointed Mr. Benjamin, an outside director, as Chairman.

The Chairman of the Board has the authority to call special meetings of the Board, sets the agenda for Board meetings, acts as a Board liaison with the Chief Executive Officer, chairs meetings of the Board and communicates the Board of Directors’ feedback

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to the Chief Executive Officer. The Board believes that Mr. Benjamin’s work experience, education and leadership ability make him the best choice currently to serve as our Chairman of the Board.

The Board of Directors met eight times in fiscal 2012 (including meetings by electronic means). Each director attended at least 90% of the meetings of the Board of Directors and of the committees, if any, of which he was a member during the period of the director’s service in 2012.
Under the Company’s policy, each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevents his attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All then-serving directors attended our 2010 annual meeting of stockholders.

The Company’s Board of Directors has determined that Jeffrey D. Benjamin, Ellis Landau, John U. Moorhead, Christopher W. Nolan, Sr. and Jess M. Ravich qualify as “independent” as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards, and that, if elected, William Montgomery will qualify as “independent” under those standards.

Committees of the Board

Audit Committee
The Company has a separately-designated standing Audit Committee. During fiscal 2012, the Audit Committee consisted of Christopher W. Nolan, Sr. (Chairman), John U. Moorhead and Jess M. Ravich. During fiscal 2013, Mr. Moorhead was appointed Acting Chairman of the Audit Committee. The Company’s Board of Directors has determined that each member of the Audit Committee was and is “independent” (as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards).
The Board of Directors has determined that Mr. Nolan qualifies as an “audit committee financial expert,” as defined in accordance with applicable SEC rules, and that the other members of the Audit Committee are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.
The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the integrity of the Company's financial statements; the independence, qualifications and performance of the Company's independent auditors; the Company's compliance with legal and regulatory requirements; the performance of the Company's internal audit function and internal audit firm and the oversight of the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and any other accounting firm engaged for the purpose of preparing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.
The roles and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter. To view the Audit Committee Charter, you may go to our internet website located at www.spectrumgi.com and click on “Governance Policies.”

The Audit Committee met eight times during fiscal 2012.
Compensation Committee
The Compensation Committee oversees our executive compensation program and makes recommendations to the Board regarding compensation to executive officers, among other duties. During fiscal 2012, the Compensation Committee consisted of John U. Moorhead (Chairman), Jeffrey D. Benjamin and Jess M. Ravich. The Board of Directors has determined that the members of the Compensation Committee qualify as “independent” as that term is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The roles and responsibilities of the Compensation Committee are set forth in a written Charter. To view the Compensation Committee Charter, you may go to our internet website located at www.spectrumgi.com and click on “Governance Policies.”

The Compensation Committee met three times during fiscal 2012.

8

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are to determine the slate of director nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings, to establish performance criteria for itself and the full Board, and to review and interpret the Company’s corporate governance policies. During fiscal 2012, the members of the Nominating and Corporate Governance Committee were Jeffrey Benjamin (Chairman), Christopher W. Nolan, Sr. and George Lumby.

The roles and responsibilities of the Nominating and Corporate Governance Committee are set forth in a written Charter. To view the Compensation Committee Charter, you may go to our internet website located at www.spectrumgi.com and click on “Governance Policies.”

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members. The Committee believes that members of the Company’s Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. These qualities, which are only threshold criteria and are subject to limited exceptions, include integrity, absence of conflict of interest which would impair the ability to serve, fair and equal representation, achievement, oversight, business understanding and available time.

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director; determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board; consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and consider the extent to which the membership of the candidate on the Board will promote diversity among the directors (for this purpose, diversity includes diversity of background, experience, business skills, business relationships and other attributes). In its discretion, the Committee may solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board. The Committee maintains appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

It is the policy of the Company that the Nominating and Corporate Governance Committee of the Board consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates. In considering any recommendation for the nomination of directors, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in the Company. Only those recommendations whose submission complies with the procedural requirements adopted by the Nominating and Corporate Governance Committee will be considered by the Committee.

9

With regard to directors who joined the Board since the beginning of fiscal 2012 and our newly nominated candidate for director, Mr. Anderson was initially identified and recommended for appointment by our Chief Executive Officer, Mr. Landau was initially identified and recommended for appointment by two of our independent directors (who are also significant stockholders), and Mr. Montgomery was initially identified and recommend for nomination by one of our independent directors (who is also a significant stockholder.

The Nominating and Corporate Governance Committee did not meet during fiscal 2012.

Oversight of Risk Management

Our Board recognizes that companies face a variety of risks, including credit risk, liquidity risk, strategic risk, and operational risk. It believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.  Our Board encourages and management promotes a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works, with the input from our executive team, to assess on an on-going basis and analyze the most likely areas of future risk for us.

Code of Ethics

The Audit Committee of the Company’s Board of Directors has adopted a Code of Ethics for Senior Financial and Other Officers (the “Code of Ethics”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and heads of major divisions, together with such other officers as the Audit Committee may from time to time designate. To view the Code of Ethics, you may go to our internet website located at www.spectrumgi.com and click on “Governance Policies.” You may also obtain a printed copy of the Code of Ethics, free of charge, by contacting us at the following address:

Spectrum Group International, Inc.
1063 McGaw Avenue
Irvine, California 92614
Telephone: (949) 748-4800

10

Stockholder Communications to the Board

The Company’s security holders may send communications to the Board of Directors. All communications should be delivered either in writing addressed c/o Legal Department at 1063 McGaw Avenue, Irvine, California 92614 or by e-mail to directors@spectrumgi.com. All communications must be accompanied by the following information: a statement of the type and amount of the securities of the Company that the person holds; and any special interest, meaning an interest not in the capacity as a stockholder of the company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

Concerns about accounting, internal accounting controls or auditing matters should be reported pursuant to the procedures outlined on our website at www.spectrumgi.com/governancepolicies.html, under “Complaint Hotline”.

Executive Officers

SGI’s executive officers are as follows:

Name	Age	Position
Gregory N. Roberts	50	Chief Executive Officer and President
Paul Soth	54	Chief Financial Officer and Executive Vice President
Carol Meltzer	54	General Counsel, Executive Vice President and Corporate Secretary
Art Hamilton	40	Chief Accounting Officer and Executive Vice President

See “Election of Directors” for information relating to Mr. Roberts.
Paul Soth has served as our Chief Financial Officer and Executive Vice President since April 2010. Prior to that, Mr. Soth served as Director of Income Tax Processes and Systems for Harrah's Entertainment, Inc. from August 2009 until April 2010, and as Corporate Controller and Tax Manager for Fontainebleau Resorts from August 2006 to May 2009. Mr. Soth also served as Tax Manager of Mandalay Resort Group from August 1999 to April 2005. Mr. Soth graduated from California State University, San Marcos, with a B.S. in Business Administration - Accounting, and holds a M.S. in Accountancy from the University of Phoenix.

Carol Meltzer has served as our Chief Administrative Officer since March 2008, our Executive Vice President since May 2006, and our General Counsel since 2004, and has provided legal services to the Company since 1995. She previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP.

Art Hamilton has served as our Chief Accounting Officer since December 2010. Prior to joining the Company in May 2010, Mr. Hamilton served as Senior Manager, Internal Audit, for Franklin Templeton Investments from 2009 to May 2010, and as Internal Audit Manager from 2003 to 2006. Mr. Hamilton also served as Director of Internal Audit for MGM Resorts International from 2006 to 2008, and as Director of Compliance and Treasury for Fontainebleau Resorts, LLC. during 2008 and 2009. Mr. Hamilton received his B.S. in Accounting from the University of Baltimore and his M.B.A. from Northwestern University, Kellogg School of Management.

11

INFORMATION ABOUT OUR RELATIONSHOP WITH OUR PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by our principal independent registered public accounting firm (our prior accounting firm), serving in the most recent two fiscal years.

Fees	2012	2011
Audit Fees (1)	$944,624	$882,057

(1)	Audit fees consisted of services rendered by the principal accountant for the audit of our annual consolidated financial statements.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s principal accountants must be approved in advance by the Audit Committee. As provided in the Sarbanes-Oxley Act, all audit and non-audit services must be pre-approved by the Audit Committee in accordance with these policies and procedures. Based in part on consideration of the non-audit services provided by our prior independent registered public accounting firm during fiscal years 2012 and 2011, the Audit Committee determined that such non-audit services were compatible with maintaining the independence of such firm.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C under the Securities Exchange Act or 1934 or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.
SGI’s Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2012 with management. SGI’s Audit Committee has discussed the matters required by AU 380 (Communication with Audit Committee) and other authoritative guidance, with its prior independent registered public accounting firm. The Audit Committee has also received the written disclosures and the letter from such firm required by the Securities Acts administered by the Securities and Exchange Commission and in compliance with Rule 3520 of the Public Company Accounting Oversight Board (“PCAOB”), has discussed the independence of such firm and considered whether the provision of non-audit services by such firm is compatible with maintaining the auditor’s independence.
Based on the review and the discussions noted above, SGI’s Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the Securities and Exchange Commission.

Audit Committee of Spectrum Group International, Inc.

John U. Moorhead (acting Chairman) Christopher W. Nolan, Sr. Jess M. Ravich

Executive Compensation
The table below sets forth the compensation of the Company's named executive officers for both fiscal 2012 and fiscal 2011. “Named executive officers” includes our President and Chief Executive Officer, Mr. Roberts, our Chief Financial Officer, Mr. Soth, our Chief Accounting Officer, Mr. Hamilton, together with Mr. Arenas, who served as Executive Chairman during those periods.

Summary Compensation Table - Fiscal 2012 and 2011

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)

Gregory Roberts	2012	$525,000	$—	$—	$950,000	$38,372	$1,513,372
Chief Executive Officer	2011	$525,000	$300,000	$107,400	$2,124,128	$43,797	$3,100,325
President and Director

Paul Soth	2012	$200,000	$125,000	$—	$—	$10,906	$335,906
Chief Financial Officer	2011	$200,000	$310,000	$—	$—	$8,896	$518,896
Executive Vice President

Arthur Hamilton
Chief Accounting Officer	2012	$210,000	$25,000	$—	$—	$87,594	$322,594
Executive Vice President	2011	$165,000	$40,000	$—	$—	$4,444	$209,444

Antonio Arenas	2012	$—	$80,000	$—	$—	$225,000	$305,000
Former Executive Chairman of the Board	2011	$—	$175,000	$—	$—	$225,000	$400,000

(1)
For named executive officers other than Mr. Roberts, bonuses for fiscal 2012 were discretionary bonuses awarded by the Compensation Committee or Board of Directors based on its year-end assessment of the level of achievement of Company-wide and individual goals and performance.

(2)
The stock-based compensation amounts reported in the “Stock Awards” column for all years represent the aggregate grant-date fair value of the awards granted in that year and computed in accordance with FASB ASC Topic 718. Fair value of a stock award denominated in shares at the grant date is the number of such shares or units times the closing price of a share on the date of grant (no adjustment has been made for the effect of estimated forfeitures based on service-based vesting conditions).

We granted to Mr. Roberts 60,000 Restricted Stock Units on July 1, 2010, with a value of $107,400, under the terms of his employment agreement as amended in May 2010. These restricted stock units will vest June 30, 2013, subject to accelerated vesting in specified circumstances.

(3)
Mr. Roberts was granted an award opportunity for fiscal 2012 which constitutes a non-equity incentive compensation plan award. Bonus and equity incentive plan compensation for the named executive officers, including the definition of “pre-tax profits” for purposes of Mr. Roberts’ annual incentive award, are described in greater detail below under the caption “Employment Agreements and Employment Terms.”

(4)	Amounts in this column, for fiscal 2012, are as follows:

◦	Mr. Roberts received $9,000 as a car allowance, $4,893 as a 401(k) matching contribution, and $23,978 as a cash payment in lieu of vacation time.

◦	Mr. Soth received $1,800 as a 401(k) matching contribution and $8,606 as a cash payment in lieu of vacation time.

◦	Mr. Hamilton received $1,260 as a 401(k) matching contribution, $5,834 as a cash payment in lieu of vacation time, and $80,000 as a relocation reimbursement.

◦	Mr. Arenas received $225,000 paid to a corporation he controls for serving as the Executive Chairman of the Company.

◦	Mr. Roberts, Mr. Soth and Mr. Hamilton each received a $500 holiday bonus paid to employees.

Employment Agreements and Employment Terms

Compensation for our Chief Executive Officer for fiscal 2012 was governed by an employment agreement, but our other named executive officers did not have employment agreements in effect for fiscal 2012.

The principal terms of the employment of our named executive officers were as follows:

Greg Roberts: Mr. Roberts is employed as our Chief Executive Officer and President under his employment agreement. The agreement, originally entered into in December 2007, currently provides for a term extending until June 30, 2013. The employment agreement provides that Mr. Roberts will be nominated to serve as a director during its term.

The employment agreement as in effect for fiscal 2012 provided for a base salary of $525,000 per year. The employment agreement also provides to Mr. Roberts an opportunity to earn a performance bonus in each fiscal year. As in effect in fiscal 2012 (and as expected to be in effect in fiscal 2013), the performance bonus was based on pre-specified percentages of our pre-tax profits. For this purpose, pre-tax profits is defined as the Company's net income (as determined under Generally Accepted Accounting Principles or GAAP) for the given fiscal year, adjusted as follows:

•	The positive or negative effects of income taxes (in accordance with GAAP) are eliminated from net income in determining pre-tax profits.

•	The positive or negative effects of foreign currency exchange are eliminated.

•	Expenses incurred in connection with specified litigation relating to Afinsa are eliminated.

If pre-tax profits are at least $5 million, then the annual incentive will equal:

•	12% of pre-tax profits up to $8 million of pre-tax profits; plus

•	15% of pre-tax profits in excess of $8 million, up to $10 million of pre-tax profits; plus

•	18% of pre-tax profits in excess of $10 million of pre-tax profits.

The total bonus payout to Mr. Roberts for fiscal 2012 was $950,000, reflected in the Summary Compensation Table above in the column captioned “Non-Equity Incentive Plan Compensation.” This payout included a discretionary component in the amount of approximately $75,000.

The employment agreement provides for indemnification of Mr. Roberts for liabilities arising out of his employment, and provides a motor vehicle allowance of $750 per month.

In consideration of Mr. Roberts' agreement to extend the employment agreement for three years, we paid a signing bonus of $175,000 in fiscal 2010. This amount is reflected in the “Bonus” column of the Summary Compensation Table above for fiscal 2010. In addition, we granted 60,000 restricted stock units to Mr. Roberts on July 1, 2010, reflected in the Summary Compensation Table in the “Stock Award” column for fiscal 2011. These restricted stock units will vest June 30, 2013, subject to accelerated vesting in specified circumstances.

Under Mr. Roberts' amended employment agreement, during the fiscal 2011 to 2013 period, if Mr. Roberts' employment is terminated by us without cause or by him for “Good Reason,” or if his employment terminates due to death or disability, we will be obligated to continue to pay to him (i) a pro rata portion (based on the number of days during the year of termination that Mr. Roberts was employed) of his annual incentive for that year, based on actual performance achieved for the full year, and (ii) a lump sum severance payment equal to the greater of $1,200,000 or 75% of defined “annualized pay.” For this purpose, “annualized pay” is calculated as one-third of the sum of the salary payments during the 36 months preceding termination plus annual incentives earned for the preceding three completed fiscal years. In the case of death or disability, the severance payment will be reduced by the amount of any proceeds paid to Mr. Roberts or his estate, as the case may be, from any disability or life insurance policy maintained by us for the benefit of Mr. Roberts.  “Good Reason” would arise if we decrease or fail to pay salary or bonus required under the agreement, or if Mr. Roberts ceased to be President and CEO of Spectrum or his duties were materially diminished, or his place of employment were relocated by more than 30 miles, provided that Mr. Roberts must give notice that Good Reason has arisen and we have an opportunity to cure the circumstances that gave rise to Good Reason.

The employment agreement obligates Mr. Roberts not to solicit employees or customers of the Company in ways harmful to our business during the period in which severance is payable or for one year following a termination for cause. The employment agreement also provides for certain benefits, including medical insurance, vacation, reimbursement of business expenses and payment of previously earned compensation upon any termination of employment.

Paul Soth: Mr. Soth commenced employment as our Chief Financial Officer and Executive Vice President on April 8, 2010. At the time he commenced employment, we agreed that Mr. Soth will receive a base salary of $200,000 per annum, plus a $25,000 non-accountable expense allowance to cover moving expenses.  We also agreed that he would be entitled to participate in our bonus plan starting with our 2011 fiscal year, based on the achievement of Company-wide and individual goals.  At April 8, 2010, we granted 30,000 restricted stock units to Mr. Soth, vesting 50% on May 1, 2011 and 50% on May 1, 2012.

For fiscal 2012, we granted a bonus of $125,000 to Mr. Soth. This bonus was discretionary, based on the Compensation Committee's subjective evaluation of Mr. Soth's performance in fiscal 2012. The Company expects that any bonus payable for fiscal 2013 performance likewise would be a discretionary bonus based on the Committee's year-end review of Company results and Mr. Soth's performance.

Arthur Hamilton: Mr. Hamilton commenced employment in May 2010 and became Chief Accounting Officer and Executive Vice President during December 2010. At the time he commenced employment, we agreed that Mr. Hamilton will receive a salary of $165,000 per year plus a $35,000 non-accountable expense allowance to cover moving expenses. We also agreed that he would be entitled to participate in our bonus plan starting with our 2011 fiscal year, under which the Compensation Committee or Board of Directors can award a discretionary bonus based on its year-end assessment of the level of achievement of Company-wide and individual goals and performance.
For fiscal 2012, we granted a bonus of $25,000 to Mr. Hamilton. This bonus was discretionary, based on the Compensation Committee’s subjective evaluation of Mr. Hamilton’s performance in fiscal 2012. The Company expects that any bonus payable for fiscal 2013 likewise would be a discretionary bonus based on the Committee’s year-end review of Company results and Mr. Hamilton’s performance.
Antonio Arenas: We currently do not have an employment agreement with Mr. Arenas, and none was in effect for fiscal 2012. Mr. Arenas served as our Executive Chairman during fiscal 2012 and as co-administrator of the Company's Spanish subsidiary Central de Compras Coleccionables, S.L. (“CdC”). We paid compensation for Mr. Arenas' services in fiscal 2012 to a corporation he controls, in the form of cash fees totaling $225,000. The Compensation Committee and Board has retained discretion to award an annual bonus to Mr. Arenas, and in fiscal year 2012, Mr. Arenas was paid a bonus of $80,000. Mr. Arenas' service is not a full-time commitment, but he is required to account for his hours of service. The Board, on the recommendation of the Compensation Committee, has authorized a payment of $150,000 to Mr. Arenas for services in fiscal 2013.

Retirement Plans: The only retirement plan in which the named executive officers participate is our 401(k) plan, open to all employees. Employees are permitted to elect to contribute up to $17,000 (or, in certain cases, $22,500) of their compensation. We provide a 30% matching contribution under the plan without any limit for each employee. Matching contributions to our named executive officers for fiscal 2012 are reflected in the “All Other Compensation” column of the Summary Compensation Table above.

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at June 30, 2012:

Outstanding Equity Awards At Fiscal Year-End - Fiscal 2012
Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)

Gregory Roberts	22,500	—	14.22	3/31/2014	60,000	(2)	112,800
Chief Executive Officer	22,500	—	2.80	7/31/2013			—
President and Director	125,000	—	2.00	2/4/2013	—		—

Paul Soth	—	—	—	—	—		—
Chief Financial Officer
Executive Vice President

Arthur Hamilton	—	—	—	—	—		—
Chief Accounting Officer
Executive Vice President

Antonio Arenas	—	—	—	—	—		—
Former Executive Chairman of the Board

(1)	Values are based on the June 30, 2012 closing price of our common stock in the over-the-counter market, $1.88 per share.

(2)	These restricted stock units vest on June 30, 2013, subject to accelerated vesting in specified circumstances.

Directors' Compensation

Under our Outside Directors' Compensation Policy as in effect for fiscal 2012, each director who was not an executive officer or employee or other service provider to the Company (an “outside director”), was entitled to receive the following compensation for the fiscal year:

•	A cash retainer of $31,000;

•	An award of restricted stock units having a grant-date fair value of $38,000

•	A cash retainer of $5,000 for serving on a committee of the Board;

•
A cash retainer of $15,000 for serving on the special committee of the Board overseeing negotiations with Afinsa. Additional compensation may be paid quarterly as warranted based on an evaluation of time spent (excluding travel time), activity level and results achieved;

•	A cash retainer of $5,000 for serving as chairman of a regular Board committee or the special committee;

•
No meeting fees for the first six Board meetings occurring during the year, but a meeting fee of $1,000 in cash for any additional Board meeting attended and for each committee meeting attended (reduced to $500 in the case of a telephonic meeting lasting one hour or less; excludes meetings of the special committee).

Directors are also entitled to the protection of certain indemnification provisions in SGI's certificate of incorporation and bylaws.

On October 25, 2012, the Board, upon the recommendation of its Compensation Committee and after consultation with the Committee’s independent compensation consulting firm, revised the compensation policy so that, beginning in fiscal 2014, annual compensation of each non-executive director will be as follows:

(1)	Cash retainer -- $60,000

(2)	Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000

(3)	Cash retainer for service as Chairman of Nominating and Governance Committee -- $5,000

(4)	Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000

No meeting fees will be paid. Service as a member of a committee other than the Audit Committee or Compensation Committee will not result in additional compensation. The Company’s policy regarding reimbursement of a director’s reasonable travel expenses for attending meetings remains in effect.

No equity awards are authorized as regular annual non-executive director compensation. The Chairman of the Board receives no additional cash compensation under this policy. However, to compensate the Chairman of the Board for service in that capacity, he was granted a stock option on October 25, 2012, covering 500,000 shares exercisable at the closing price of Common Stock on the grant date, vesting in equal annual installments over five years, and expiring after ten years, subject to accelerated vesting and earlier expiration in specified circumstances.

This new policy will become effective for the fiscal year beginning July 1, 2013 (except with regard to the stock option grant to the Chairman), at which time the Policy will replace our current Outside Director Compensation Policy. The Board of Directors retains authority to pay compensation in place of or in addition to compensation items authorized under the new Policy, and to amend, suspend or terminate the policy at any time.

In fiscal 2010, the Board adopted director ownership guidelines requiring outside directors to hold stock worth three times the annual cash retainer amount by the later of three years after the policy implementation date (May 2009) or three years after his or her initial election to the Board, and five times the annual cash retainer within five years after the later of the policy implementation date or his or her initial election to the Board. In fiscal 2013, the Board determined that a fixed policy regarding committee chairmanship rotation, implemented in fiscal 2010, placed an unnecessary restriction on its ability to appoint committee members and determined to discontinue that policy.

The following table sets forth information regarding compensation earned by outside directors of the Company during fiscal 2012, as well as by George Lumby, who was a member of our Board of Directors during the year, but received compensation for services rendered to the Company as co-administrator of the Company's Spanish subsidiary CdC. The table shows the compensation to Mr. Lumby in all capacities.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jeffrey D. Benjamin	$92,000	$38,001	$—	$—	$—	$—	$130,001
John Moorhead	$91,000	$38,001	$—	$—	$—	$—	$129,001
Christopher W. Nolan, Sr.	$88,000	$38,001	$—	$—	$—	$—	$126,001
Jess M. Ravich	$86,000	$38,001	$—	$—	$—	$—	$124,001
George Lumby	$—	$—	$—	$—	$—	$201,000	$201,000

(1)
The stock-based compensation amounts reported in the “Stock Awards” column represent the aggregate grant-date fair value of the awards granted in fiscal 2011 and computed in accordance with FASB ASC Topic 718. Fair value of a stock award denominated in shares at the grant date is the number of such shares or units times the closing price of a share on the date of grant (excluding the effect of estimated forfeitures based on service-based vesting conditions). On August 15, 2011, Messrs. Benjamin, Moorhead, Nolan and Ravich each received a grant of 13,287 restricted stock units which became vested and non-forfeitable on June 30, 2012.

(2)
We paid Mr. Lumby an annual fee equal to 150,000 euros for his services on behalf of the Company's Spanish subsidiary, CdC, subject to adjustment depending on hours worked. Mr. Lumby's fee for 2012 was 150,000 euros. For purposes of the table, Mr. Lumby’s compensation was converted into U.S. dollars at the rate of 1.34 U.S. dollars to the euro, the average exchange rate for the year. Mr. Lumby's service was not a full-time commitment. He was not separately compensated for his service on the Board of Directors. Mr. Lumby resigned from our Board of Directors on September 25, 2012.

The listing below shows total ownership of the Company's common stock by each of the Company's non-executive directors as of June 30, 2012, in each case including shares issuable in settlement of the restricted stock units which became vested at June 30, 2012:

•	Jeffrey D. Benjamin owned 1,207,764 shares as of June 30, 2012

•	John U. Moorhead owned 53,327 shares as of June 30, 2012

•	Christopher W. Nolan, Sr. owned 53,327 shares as of June 30, 2012

•	Jess M. Ravich owned 324,144 shares as of June 30, 2012

At June 30, 2012, each non-executive director met the applicable stock ownership guideline, as described above.

Equity Compensation Plan Information

The following table provides information as of June 30, 2012, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,148,898	3.41	(2)	249,577
Equity compensation plans not approved by security holders	—	—		—
Total	1,148,898	3.41		249,577
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(1)
Consists of stock options and restricted stock/restricted stock units granted under the 1993 Stock Option Plan, as amended (the “1993 Plan”), and the 1997 Stock Incentive Plan, as amended (the “1997 Plan”). SGI's stockholders previously approved the 1993 and 1997 Plans. Under the 1997 Plan, SGI has granted options and other equity awards as a means of attracting and retaining officers, employees, non-employee directors and consultants, to provide incentives to such persons, and to align the interests of such persons with the interests of stockholders by providing compensation based on the value of SGI's stock. Awards under the 1997 Plan may be granted in the form of non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, dividend equivalent rights and other stock-based awards (which may include outright grants of shares). The 1997 Plan currently is administered by the Compensation Committee of the Board of Directors, which may in its discretion select officers and other employees, directors (including non-employee directors) and consultants to SGI and its subsidiaries to receive grants or awards. At June 30, 2012, there were 249,577 shares remaining available for future awards under the 1997 Plan. Under the 1997 Plan, the exercise price of options and base price of SARs may be set at the discretion of the Board, and stock options and SARs may have any term. The 1997 Plan limits the number of stock options and SARs that may be granted to any one employee to 550,000 in any year. All remaining shares under the 1997 Plan could be granted as restricted stock, restricted stock units or other “full-value” awards, or as options or SARs. The 1997 Plan will terminate when no shares remain available for issuance and no awards remain outstanding.

(2)
Weighted average exercise price is calculated including RSUs, which for this purpose are treated as having an exercise price of zero. If calculated solely for options that have an exercise price, the weighted average exercise price of outstanding options at June 30, 2012 was $5.41.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons owning more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of their ownership of, and transactions in, the Company's common stock or other Company equity securities. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and representations of directors and executive officers, during the fiscal year ended June 30, 2010, all of such persons were in compliance with the applicable Section 16(a) reporting requirements, except with respect to certain Form 4 filings that were inadvertently filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Joel R. Anderson is a director of SGI and, as a group including his family members Charles C. Anderson and Harold Anderson, beneficially owns in excess of five percent of SGI’s outstanding common stock. Joel, Charles and Harold Anderson together own a controlling interest in Stack's, LLC, a 49% owner of Stack's-Bowers Numismatics, d/b/a Stack's Bowers Galleries. The Company's wholly owned subsidiary, Bowers and Merena Auctions, LLC, owns the remaining 51% of Stack's Bowers Numismatics. Harold Anderson serves as an advisor to Stack’s-Bowers Numismatics, for which he is paid $60,000 per year. Anderson

Press and Whitman Publishing Company, which are affiliated with the Andersons, provide consulting and related services to Stack’s-Bowers Numismatics, for which they received total fees in fiscal 2012 of $188,848. These services are continuing in fiscal 2013.

From September 2003 through September 25, 2012 Afinsa and Auctentia collectively owned a majority of the Company's common stock and had two representatives on the Company's Board of Directors. In addition, until September 25, 2012, Auctentia owned 20% of our subsidiary, A-Mark Precious Metals, Inc. and its subsidiaries (“A-Mark”) through its 20% ownership interest in Spectrum PMI, Inc., which owns all of the common stock of A-Mark.

On September 25, 2012, the Company purchased from Afinsa and Auctentia a total of 15,609,796 shares of common stock, as a result of which the combined holdings of Afinsa and Auctentia were reduced from 57% to 9.9% of the Company's common stock outstanding. In addition, the Company purchased from Auctentia 20% of the shares of the Company's subsidiary Spectrum PMI, Inc., which is the holding company for the Company's A-Mark Precious Metals, Inc. trading subsidiary. As a result, Spectrum PMI is now wholly owned by the Company. The purchase of the securities was pursuant to a Securities Purchase Agreement, dated March 5, 2012, as amended, among the Company, Afinsa and Auctentia, and the aggregate purchase price, including interest and other charges, was $51.17 million. The purchase price was funded through the proceeds of a rights offering and private placement of shares of common stock, which also closed on September 25, 2012, as well as the Company's cash on hand, resulting in a net impact to working capital of $25.6 million in cash and cash equivalents. The Company sold 12,004,387 shares in the rights offering at a price of $1.90 per share, for aggregate proceeds of $22.8 million, and 1,426,315 shares in the private placement at a price of $1.90 per share, for aggregate proceeds of $2.71 million. In connection with the purchase of the securities from Afinsa and Auctentia, and in accordance with the terms of the Securities Purchase Agreement, George Lumby, a representative of Afinsa, resigned from the Company's board of directors. Antonio Arenas, Afinsa's other representative on the board, resigned his position as executive chairman, but remains a director of the Company. As provided in the Securities Purchase Agreement, Mr. Arenas will resign from the board when Afinsa and Auctentia collectively cease to hold at least 5% of the Company's common stock. The Company agreed in the Securities Purchase Agreement to use its reasonable commercial efforts to assist Afinsa and Auctentia to sell their remaining shares of common stock in an orderly manner that will be non-disruptive to the public market for the common stock and that is intended to facilitate a sale at prices acceptable to Afinsa and Auctentia.

PROPOSAL 2 – APPROVAL OF 2012 STOCK AWARD AND INCENTIVE PLAN

Introduction

At the 2012 Annual Meeting of Stockholders, we will ask stockholders to approve the 2012 Stock Award and Incentive Plan (the "2012 Plan"), which was approved by our Board of Directors on October 25, 2012. The Board and its Compensation Committee (the “Committee”) approved the 2012 Plan to help us:

•	Attract, retain, motivate and reward officers, employees, directors, consultants and advisors to SGI and its subsidiaries and affiliates.

•	Provide equitable and competitive compensation opportunities.

•	Authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk.

•	Promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.

The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of SGI. Therefore, they view the 2012 Plan as a key element of our overall compensation program.

The 2012 Plan, if approved by stockholders, would replace the 1997 Stock Incentive Plan (the “1997 Plan”). The Board and the Committee determined to replace the 1997 Plan with a new plan that provides for a broader range of equity and incentive awards and which contains updated governance and compliance provisions. If the 2012 Plan is approved, no further awards will be granted under the 1997 Plan (remaining shares under the 1997 Plan will not be carried over to the 2012 Plan.)

Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding options and restricted stock units as of the end of the last fiscal year is presented above under the caption “Equity Compensation Plan Information.” If the 2012 Plan is approved by stockholders, it will make 2.5 million new shares of common stock available for equity awards, representing approximately 8.2% of the shares outstanding at November 6, 2012. As stated above, shares that remain available under the 1997 Plan would no longer be available for new awards under the 1997 Plan and would not be carried over to the 2012 Plan. The Committee would retain full authority regarding outstanding awards under our existing plans, including authority to approve modifications of such awards.

Overview of 2012 Plan Awards

The 2012 Plan authorizes a broad range of awards, including:

•	stock options

•	stock appreciation rights ("SARs")

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•
deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (we generally refer to forfeitable deferred stock as “restricted stock units”)

•	other awards based on Common Stock

•	dividend equivalents

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives)

•	cash-based performance awards tied to achievement of specific performance objectives

•	shares issuable in lieu of rights to cash compensation.

Vote Required for Approval

Approval of the 2012 Plan will require the affirmative vote of holders of a majority of the shares present in person or by proxy at the 2012 Annual Meeting and entitled to vote on the matter. The Board considers the 2012 Plan to be in the best interests of SGI and our stockholders and therefore recommends that the stockholders vote to approve the 2012 Plan at the 2012 Annual Meeting.

Reasons for Stockholder Approval

We seek approval of the 2012 Plan by stockholders in order to satisfy requirements of tax law to help preserve our ability to claim tax deductions for compensation to executive officers. In addition, the Board regards stockholder approval of the 2012 Plan as desirable and consistent with corporate governance best practices.

Internal Revenue Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and up to three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2012 Plan will be deemed to include approval of the general business criteria upon which performance objectives for awards are based, described below under the caption "Performance Awards" and "Annual Incentive Awards." Stockholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of approximately five years under Section 162(m). Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

In addition, stockholder approval will permit designated stock options to qualify as incentive stock options (“ISOs”) under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Restriction on Repricing and Loans

The 2012 Plan includes a restriction providing that, without stockholder approval, we will not amend or replace options or SARs previously granted under the Plan in a transaction that constitutes a "repricing." For this purpose, a "repricing" is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a "repricing."

The 2012 Plan does not authorize loans to participants.

Description of the 2012 Plan

The following is a brief description of the material features of the 2012 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed 2012 Plan, a copy of which is available on our website, at www.spectrumgi.com.

Shares Available under the 2012 Plan. If the 2012 Plan is approved by our stockholders, 2.5 million shares will be reserved for delivery to participants. Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2012 Plan. The shares reserved may be used for any type of award under the 2012 Plan.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2012 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. Under the 2012 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2012 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2012 Plan. Shares delivered under the 2012 Plan may be either newly issued or treasury shares.

On November 6, 2012, the last reported sale price of SGI's Common Stock in over-the-counter trading in OTC Markets was $1.96 per share.

Per-Person Award Limitations. The 2012 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2012 Plan relating to more than his or her "Annual Limit". The Annual Limit equals 750,000 shares plus the amount of the participant's unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated Awards, the 2012 Plan limits performance awards, including any annual incentive award that may be earned by a participant, to the participant's defined Annual Limit, which for this purpose equals the greater of 20% of the Company’s GAAP pre-tax income for that fiscal year or $4 million plus the amount of the participant's unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. In the case of a non-employee director of the Company, additional limits apply such that the maximum grant-date fair value of share-denominated awards granted in any fiscal year will be $300,000, except that this limit for a non-employee Chairman of the Board will be $600,000. All of these limits apply only to awards under the 2012 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2012 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the Common Stock. We are also obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as "performance-based" generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of SGI and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to us, are eligible to be granted awards under the 2012 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment. As of November 6, 2012, approximately 168 persons would be potentially eligible for awards under the 2012 Plan.

Administration. The Committee will administer the 2012 Plan, except that the Board may itself act to administer the Plan. References to the "Committee" here mean the Committee or the full Board exercising authority with respect to a given award. The

2012 Plan provides that the composition and governance of the Committee shall be established in the Committee's charter adopted by the Board. Subject to the terms and conditions of the 2012 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2012 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2012 Plan. Although the 2012 Plan contains no automatic or default terms that accelerate vesting of awards upon a change in control, the Committee has authority to provide for accelerated vesting, lapse of restrictions, settlement, deemed satisfaction of performance conditions and cash out of awards upon a change in control.  Under the 2012 Plan, the Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level.

Nothing in the 2012 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the Plan. The 2012 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2012 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated "base price." The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Internal Revenue Code Section 409A (“Section 409A”), or with terms that cause those awards to be deferral arrangements conforming to the requirements under Section 409A.

Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of SGI, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of "restricted stock units." The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2012 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards. The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales or revenues;

•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	pre-tax income, net income or net income per common share (basic or diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	net economic profit (operating earnings minus a charge for capital) or economic value created;

•	operating margin or profit margin;

•	stockholder value creation measures, including stock price or total stockholder return;

•	dividend payout levels, including as a percentage of net income;

•	expense targets, working capital targets, or operating efficiency; and

•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, litigation-related milestones, goals related to capital structure, goals related to relisting our common stock on a specified stock exchange or trading market, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison, or in such other way as the Committee may determine. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. If the Committee has specified at least one performance goal that qualifies an award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not in the above list) as a basis for its exercise of negative discretion with respect to the award

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2012 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2012 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not include transfers to other third parties for value.

The 2012 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business and, in the case of performance-based compensation, for similar forfeitures if the attained level of performance was based on material inaccuracies in the financial or other information. Awards under the 2012 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2012 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property subject to the requirement that repricing of underwater options and SARs must be approved by stockholders. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by stockholders.

Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Rights to dividend equivalents may be granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. Dividend equivalents relating to a performance-based award will be earnable only upon the achievement of the performance goals applicable to the award.

Vesting, Forfeitures, and Related Award Terms. The Committee has discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Amendment and Termination of the 2012 Plan. The Board may amend, suspend, discontinue, or terminate the 2012 Plan or the Committee's authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under rules of any stock exchange or automated trading market on which our stock may then be listed or quoted.  No such stock market currently require stockholder approval of amendments, but NASDAQ Marketplace Rules and major stock exchange listing standards require stockholder approval of material modifications to plans such as the 2012 Plan.  Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2012 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2012 Plan will terminate ten years after the latest stockholder approval of the 2012 Plan, and the 2012 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2012 Plan
We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to awards under the 2012 Plan.
Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or SGI. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.
Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant's sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares. The tax "basis" normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option's exercise (or upon sale of the option shares in the case of an ISO). A participant's sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax "basis" in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR's exercise.
We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant's capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.
As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2012 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant (as required by the 2012 Plan), performance awards to employees the Committee expects to be named executive officers at the time compensation is received and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2012 Plan will be fully deductible under all circumstances. In addition, other awards under the 2012 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, not be deductible by SGI as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.
The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2012 Plan. This discussion is intended for the information of stockholders considering how to vote at the 2012 Annual Meeting and not as tax guidance to participants in the 2012 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2012 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local or foreign tax laws.
New Plan Benefits Under the 2012 Plan

Awards under the 2012 Plan will be granted in the discretion of the Committee, and therefore the type, number, recipients, and other terms of such awards generally cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table,” “Outstanding Equity Awards at Fiscal Year-End - 2012,” and “Equity Compensation Plan Information Table,” and is discussed in text accompanying those tables, and further information is presented in our financial statements for the fiscal year ended June 30, 2012 included in the Annual Report which accompanies this Proxy Statement.

If stockholders decline to approve the 2012 Plan, no awards will be granted under the 2012 Plan, but awards may continue to be granted under the 1997 Plan, subject to the limits on available shares under the 1997 Plan.

THE BOARD OF DIRECTORS CONSIDERS THE 2012 PLAN TO BE IN THE BEST INTERESTS OF SGI AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2012 PLAN AT THE MEETING.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KMPG LLP (“KPMG”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2013.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
A representative of KPMG is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

This proposal requires the affirmative vote of a majority of the shares of common stock present at the annual meeting (or represented by proxy) and entitled to vote thereon.

THE BOARD OF DIRECTORS CONSIDERS THE RATIFICATION OF THE APPOINTMENT OF KPMG LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013 TO BE IN THE BEST INTERESTS OF SGI AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2012 PLAN AT THE MEETING.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at next year’s Annual Meeting of Stockholders and included in SGI’s proxy materials for that meeting must be received by SGI, addressed to the attention of SGI’s corporate secretary, at its offices at 1063 McGaw Avenue, Irvine, California 92614, no later than July 15, 2013 (120 days prior to the first anniversary of the mailing date of this proxy statement), in order to be included in SGI’s proxy statement and proxy card relating to that meeting. Such proposal must comply with all other applicable legal requirements in order to be included in the proxy materials for that meeting. In addition, a stockholder who intends to present an item of business at the 2013 Annual Meeting of Stockholders, other than a proposal submitted for inclusion in SGI’s proxy materials, must provide notice of such business to the Company on or before October 13, 2013 and must comply with all applicable requirements of the Company’s By-Laws.

OTHER BUSINESS

The Board of Directors has, at the date of this proxy statement, received no notice and otherwise is not aware of any other matter that is to be presented to stockholders for formal action at the annual meeting. If, however, any other matter properly comes before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy card to vote proxies in accordance with their judgment on such matters.
OTHER INFORMATION
Although it has entered into no formal agreements to do so, SGI will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by SGI. Proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission, or special letter by directors, officers and regular employees of SGI without additional compensation.
A copy of SGI’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules) will be furnished without charge to a stockholder upon written request to: Carol Meltzer, Corporate Secretary, 1063 McGaw Avenue, Irvine, California 92614. It is important that your stock be represented at the annual meeting whether or not you expect to attend. The Board of Directors urges you to complete, date, sign, and return the enclosed proxy card in the enclosed postage-paid reply envelope. Your cooperation as a stockholder, regardless of the number of shares of stock you own, will reduce the expenses incident to a follow-up solicitation of proxies.

If you have any questions about voting your shares, please telephone SGI at (949) 748-4800.

Sincerely,

/s/ Carol Meltzer
CAROL MELTZER
Secretary

Irvine, California
November 12, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

SPECTRUM GROUP INTERNATIONAL, INC.

December 13, 2012

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20833000000000001000 0 121312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTORS AND "FOR" PROPOSAL 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Eight Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Joel Anderson
- ○ Antonio Arenas
- ○ Jeffrey D. Benjamin
- ○ Ellis Landau
- ○ William Montgomery
- ○ John U. Moorhead
- ○ Jess Ravich
- ○ Greg Roberts

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approval of the 2012 Stock Award and Incentive Plan.	☐	☐	☐
3. Ratification of KPMG LLP as independent registered public accounting firm for fiscal 2012.	☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS AND "FOR" ALL PROPOSALS.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

SPECTRUM GROUP INTERNATIONAL, INC.

December 13, 2012

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20833000000000001000 0 121312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTORS AND "FOR" PROPOSAL 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Eight Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Joel Anderson
- ○ Antonio Arenas
- ○ Jeffrey D. Benjamin
- ○ Ellis Landau
- ○ William Montgomery
- ○ John U. Moorhead
- ○ Jess Ravich
- ○ Greg Roberts

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approval of the 2012 Stock Award and Incentive Plan.	☐	☐	☐
3. Ratification of KPMG LLP as independent registered public accounting firm for fiscal 2012.	☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS AND "FOR" ALL PROPOSALS.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SPECTRUM GROUP INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common stock of SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby appoint(s) Greg Roberts and Carol Meltzer, and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters, 1063 McGaw Avenue, Irvine, CA 92614 on December 13, 2012, at 10:00 a.m. PST, and at any adjournment thereof, as directed below and on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.

(Continued and to be signed on the reverse side.)

COMMENTS:

14475